Exhibit 99.1

Elevation Oncology Reports Fourth Quarter and Full Year 2023 Financial Results and Highlights Recent Business Achievements

--Expanded ongoing Phase 1 clinical trial of EO-3021 globally, dosing first patient in Japan; on track to provide update in mid-2024 and to report additional data in 1H 2025 --

-- Preclinical proof-of-concept data for HER3-ADC program to be presented at AACR Annual Meeting; plan to nominate development candidate in 2024 –

-- Raised approximately $17.0M in net proceeds through at-the-market (ATM) facility and refinanced debt facility with K2 Health Ventures; cash runway into the fourth quarter of 2025 --

Boston, Mass. March 6, 2024 – Elevation Oncology, Inc. (Nasdaq: ELEV), an innovative oncology company focused on the discovery and development of selective cancer therapies to treat patients across a range of solid tumors with significant unmet medical needs, today announced financial results for the quarter and full-year ended December 31, 2023, and highlighted recent business achievements.

“We are entering 2024 with tremendous momentum across our pipeline of differentiated ADC therapies,” said Joseph Ferra, President and Chief Executive Officer of Elevation Oncology. “We continue to advance EO-3021 and remain on-track to share an update from our Phase 1 clinical trial mid-year, as well as details on our combination strategy in the months ahead. In addition, we recently expanded our Phase 1 clinical trial into Japan, a geography with a particularly high prevalence of gastric cancer. This will allow us to potentially address a significant unmet need for new gastric cancer therapies outside of the U.S., while also enabling us to characterize the safety and efficacy profile of our anti-Claudin 18.2 agent in a diverse patient population.”

“In parallel, we continue to advance our HER3-ADC program and look forward to sharing preclinical proof-of-concept data at AACR next month, which highlight the promising therapeutic potential of our program and support our plans to nominate a development candidate later this year. We look forward to continuing our efforts to advance important therapies for patients with significant unmet medical needs.”

Recent Business Achievements

EO-3021: A differentiated antibody-drug conjugate (ADC) for the treatment of patients with advanced, unresectable or metastatic solid tumors likely to express Claudin 18.2, including gastric, gastroesophageal junction, pancreatic or esophageal cancers.

●	In February 2024, Elevation Oncology dosed the first patient in Japan in the ongoing Phase 1 clinical trial of EO-3021.

HER3-ADC: A HER3-targeting ADC for the treatment of patients with solid tumors that overexpress HER3.

●	In March 2024, Elevation Oncology announced plans to present preclinical proof of concept data from its HER3-targeting ADC program at the American Association for Cancer Research (AACR) Annual Meeting, taking place April 5-10, 2024, in San Diego, CA. The abstract includes proof-of-concept data from in vitro and in vivo studies, which highlight the therapeutic potential of Elevation Oncology’s HER3-ADC program across a range of HER3-expressing cancers.

Corporate:

●	Elevation Oncology recently announced the appointment of three new members to its Board of Directors.
o	Darcy Mootz., Ph.D. – Dr.Mootz is an experienced life sciences executive, who brings expertise across corporate strategy, corporate development, finance, and operations to the Board.
o	Julie M. Cherrington, Ph.D. – Dr. Cherrington is an experienced life sciences executive, who brings insights and extensive experience advancing novel product candidates into the clinic and through commercialization to the Board.

o	Alan Sandler, M.D. – Dr. Sandler is an accomplished leader in oncology and drug development, who brings experience leading clinical development and operations, regulatory affairs, drug safety and asset development strategy across industry and academia to the Board.
●	In March 2024, Elevation Oncology refinanced its debt facility with existing lender, K2 HealthVentures (K2HV). Under the refinanced debt facility, the interest-only payment period was extended from March 1, 2025, to June 1, 2026. Elevation Oncology issued a new common stock purchase warrant to an affiliate of K2HV, and certain terms relating to the lenders’ conversion election were amended.

Expected Upcoming Milestones:

EO-3021:

●	Share detail on planned Phase 1 combination study evaluating EO-3021 in the first half of 2024.
●	Provide update from ongoing Phase 1 clinical trial of EO-3021 in mid-2024, with additional data expected in the first half of 2025.

HER3-ADC:

●	Present preclinical proof-of-concept data on HER3-ADC program at the AACR Annual Meeting in April 2024.
●	Nominate development candidate from HER3-ADC program in 2024.

Fourth Quarter and Full Year 2023 Financial Results

As of December 31, 2023, Elevation Oncology had cash, cash equivalents and marketable securities totaling $83.1 million, compared to $90.3 million as of December 31, 2022. The decrease in cash reflects cash used to fund operating activities, partially offset by net proceeds of approximately $46.5 million from Elevation Oncology's underwritten public offering, which closed in June 2023. Subsequent to year-end, Elevation Oncology raised net proceeds of approximately $17.0 million through its at-the-market (ATM) facility.

Research and development (R&D) expenses for the fourth quarter of 2023 were $4.7 million, compared to $14.5 million for the fourth quarter of 2022. The decrease in R&D expenses in the fourth quarter of 2023 was primarily due to decreased clinical trial expenses associated with Elevation Oncology’s former lead program, partially offset by increased clinical trial expenses associated with the EO-3021 clinical trial. For the year ended December 31, 2023, R&D expenses were $25.4 million, compared to $78.7 million for the year ended December 31, 2022. The decrease was primarily due to the cost related to the license agreement between Elevation Oncology and a subsidiary of CSPC Pharmaceutical Group Limited for rights to develop and commercialize EO-3021, which was recorded in the third quarter of 2022, and decreased clinical trial expenses associated with Elevation Oncology’s former lead program, partially offset by increased clinical trial expenses associated with the EO-3021 clinical trial.

General and administrative (G&A) expenses for the fourth quarter of 2023 were $3.3 million, compared to $4.0 million for the fourth quarter of 2022. The decrease in G&A expenses in the fourth quarter of 2023 was primarily due to decreased administrative costs, including directors’ and officers’ insurance, and decreased personnel costs, including stock-based compensation. For the year ended December 31, 2023, G&A expenses were $14.9 million, compared to $15.8 million for the year ended December 31, 2022. The decrease was primarily related to a decrease in administrative costs, including directors’ and officers’ insurance.

Net loss for the fourth quarter of 2023 was $7.9 million, compared to $19.0 million for the fourth quarter of 2022.

Financial Outlook

Elevation Oncology expects its existing cash, cash equivalents and marketable securities as of December 31, 2023, together with the approximately $17.0 million in net proceeds raised under its ATM facility, to be sufficient to fund its current operations into the fourth quarter of 2025.

About Elevation Oncology, Inc.

Elevation Oncology is an innovative oncology company focused on the discovery and development of selective cancer therapies to treat patients across a range of solid tumors with significant unmet medical needs. We are leveraging our antibody-drug conjugate (ADC) expertise to advance a novel pipeline, initially targeting two clinically validated targets in oncology, Claudin 18.2 and HER3. Our lead candidate, EO-3021, is a potential best-in-class ADC designed to target Claudin 18.2 and is currently being evaluated in a Phase 1 trial (NCT05980416) in patients with advanced, unresectable or metastatic solid tumors likely to express Claudin 18.2 including gastric, gastroesophageal junction, pancreatic or esophageal cancers. Additionally, we expect to nominate a development candidate for our second program, a HER3-targeting ADC for the treatment of patients with solid tumors that overexpress HER3, in 2024. For more information, visit www.ElevationOncology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated clinical and preclinical development activities, expected timing of announcements of clinical and preclinical results and trial details, potential benefits of Elevation Oncology’s product candidates, potential market opportunities for Elevation Oncology’s product candidates, the ability of Elevation Oncology’s product candidates to treat their targeted indications and Elevation Oncology’s expectations about its cash runway. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “will,” “would,” and other words and terms of similar meaning. Although Elevation Oncology believes that the expectations reflected in such forward-looking statements are reasonable, Elevation Oncology cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause Elevation Oncology’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Elevation Oncology’s ability to advance its product candidates, the timing and results of preclinical studies and clinical trials, approvals and commercialization of product candidates, the receipt and timing of potential regulatory designations, Elevation Oncology’s ability to fund development activities and achieve development goals, Elevation Oncology’s ability to protect intellectual property, Elevation Oncology’s ability to establish and maintain collaborations with third parties, and other risks and uncertainties described under the heading “Risk Factors” in documents Elevation Oncology files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Elevation Oncology undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Elevation Oncology Investor and Media Contact

Candice Masse, 978-879-7273

Senior Director, Corporate Communications & Investor Relations

cmasse@elevationoncology.com

Selected Financial Information

(In thousands, except share and per share data)

(unaudited)

	Year ended December 31,		Three months ended December 31,
	2023	2022	2023	2022
Statement of Operations items:
Research and development	$25,434	$78,717	$4,691	$14,502
General and administrative	14,904	15,832	3,255	4,035
Restructuring charges	5,107	—	—	—
Total operating expenses	45,445	94,549	7,946	18,537
Loss from operations	(45,445)	(94,549)	(7,946)	(18,537)
Other income (expenses), net	(229)	(506)	56	(480)
Loss before income taxes	(45,674)	(95,055)	(7,890)	(19,017)
Income tax expense	30	25	9	25
Net loss	$(45,704)	$(95,080)	$(7,899)	$(19,042)
Net loss per share, basic and diluted	$(1.34)	$(4.09)	$(0.19)	$(0.82)
Weighted average common shares outstanding, basic and diluted	34,077,675	23,267,120	42,416,011	23,302,066

Selected Financial Information

(In thousands, except share and per share data)

(unaudited)

	December 31,
Selected Balance Sheet items:	2023	2022
Cash, cash equivalents and marketable securities	$83,107	$90,280
Working capital[1]	83,819	77,285
Total assets	89,091	94,161
Long-term debt, net of discount	30,137	29,435
Total stockholders' equity	54,809	49,032

1 We define working capital as current assets less current liabilities.